Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of March 6, 2023, by and between Relativity Acquisition Sponsor LLC, a Delaware limited liability company, and Tarek Tabsh (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of shares of Class A Common Stock, $0.0001 par value per share, of Relativity Acquisition Corp. Each Party hereto agrees that the Schedule 13D, dated March 6, 2023, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: March 6, 2023	RELATIVITY ACQUISITION SPONSOR LLC

	By:	/s/ Tarek Tabsh
		Name:	Tarek Tabsh
		Title:	Managing Member

Date: March 6, 2023	/s/ Tarek Tabsh
Tarek Tabsh